As filed with the Securities and Exchange Commission on March 17, 2026

Registration Nos. 333-257338
 333-263004
333-270077
333-277233
333-285034

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO 1.

TO:

FORM S-8 REGISTRATION STATEMENT (File No. 333-257338)

FORM S-8 REGISTRATION STATEMENT (File No. 333-263004)

FORM S-8 REGISTRATION STATEMENT (File No. 333-270077)

FORM S-8 REGISTRATION STATEMENT (File No. 333-277233)

FORM S-8 REGISTRATION STATEMENT (File No. 333-285034)

Under

The Securities Act of 1933

CONFLUENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	42-1824387
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Confluent, Inc.

899 W. Evelyn Avenue

Mountain View, California 94041

(Address of principal executive offices, including zip code)

Confluent, Inc. Amended and Restated 2014 Stock Plan

Confluent, Inc. 2021 Equity Incentive Plan

Confluent, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plans)

Mark Hobbert

Treasurer

Confluent, Inc.

c/o International Business Machines Corporation

One New Orchard Road

Armonk, New York 10504

(Name and address of agent for service)

(914) 499-1900

(Telephone number, including area code, of agent for service)

Copies to:

Steven J. Williams

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) of Confluent, Inc., a Delaware corporation (the “Registrant”), which were previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereof under each such Registration Statement:

1.	Registration Statement on Form S-8 (File No. 333-257338), filed with the SEC on June 24, 2021, registering an aggregate of 119,979,967 shares of the Registrant’s Class A common stock, par value $0.00001 per share (the “Class A common stock”), consisting of (i) 37,571,796 shares reserved for issuance pursuant to the Confluent, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), including shares reserved for issuance pursuant to restricted stock unit awards assumed from the Amended and Restated Confluent, Inc. 2014 Stock Plan (the “2014 Plan”), (ii) 5,162,575 shares reserved for issuance pursuant to the Confluent, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and (iii) 77,245,596 shares issuable upon exercise of stock options outstanding under the 2014 Plan.

2.	Registration Statement on Form S-8 (File No. 333-263004), filed with the SEC on February 25, 2022, registering (i) 13,590,094 shares of Class A common stock reserved for future issuance pursuant to the 2021 Plan and (ii) 2,718,018 shares of Class A common stock reserved for future issuance pursuant to the 2021 ESPP.

3.	Registration Statement on Form S-8 (File No. 333-270077), filed with the SEC on February 28, 2023, registering (i) 14,698,954 shares of Class A common stock reserved for future issuance pursuant to the 2021 Plan and (ii) 2,893,841 shares of Class A common stock reserved for future issuance pursuant to the 2021 ESPP.

4.	Registration Statement on Form S-8 (File No. 333-277233), filed with the SEC on February 21, 2024, registering (i) 15,610,080 shares of Class A common stock reserved for future issuance pursuant to the 2021 Plan and (ii) 3,115,115 shares of Class A common stock reserved for future issuance pursuant to the 2021 ESPP.

5.	Registration Statement on Form S-8 (File No. 333-285034), filed with the SEC on February 18, 2025, registering (i) 16,644,267 shares of Class A common stock reserved for future issuance pursuant to the 2021 Plan and (ii) 3,328,853 shares of Class A common stock reserved for future issuance pursuant to the 2021 ESPP.

On March 17, 2026, pursuant to the Agreement and Plan of Merger, dated as of December 7, 2025, by and among International Business Machines Corporation (“Parent”), Corvo Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant is terminating all offers and sales of its securities registered pursuant to the Registration Statements and deregistering the remaining shares of Class A common stock (the “Shares”) registered but unsold as of the effective time of the Merger under the Registration Statements, if any. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration any and all such Shares registered but unsold as of the date hereof under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Shares as of the date hereof and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on March 17, 2026.

CONFLUENT, INC.

By:	/s/ Mark Hobbert
Mark Hobbert
Treasurer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.